Exhibit 99.1

Dream Finders Homes Delivers Third Consecutive Year of Over 100% Pre-Tax Earnings Growth After Record Fourth Quarter and Full Year 2020 Results

Jacksonville, Fla. – (Mar. 16, 2021) — Dream Finders Homes, Inc. (NASDAQ: DFH) announced record pre-tax earnings of $79.1 million for the year ended December 31, 2020, an increase of 101.8% over the $39.2 million earned in the year ended December 31, 2019. The increase in pre-tax earnings was driven by a 52.5% increase in home sales revenues and a 130 bps increase in gross margin percentage as compared to 2019.

Patrick Zalupski, Dream Finders Homes Chairman and CEO, said, “2020 was a transformational year for Dream Finders Homes. Our asset-light homebuilding model allowed the Company to rapidly adjust to the ever-changing landscape brought on by the COVID-19 pandemic. Our employees and sales agents worked together to serve the needs of our customers, driving a 96% increase in year over year net home sales. I am extremely proud of our team and the commitment they displayed during a difficult year for the global economy.”

The homebuilding industry has maintained its momentum into 2021, with elevated sales per community trends continuing into the spring selling season. The Company is well positioned as relocation into its core markets persists. Housing inventory in the Company’s markets continues to be constrained primarily due to elevated sales and migration rates, especially in the entry-level and first time move-up homebuyer segments. As a result, the Company continues to focus on margin accretion and building its portfolio of controlled lots, while maintaining its asset-light homebuilding business model.

Fourth Quarter 2020 Highlights Compared to Fourth Quarter 2019

•	Pre-tax income for the fourth quarter was $38.2 million, an increase of 133.5% when compared to the $16.4 million generated in the fourth quarter of 2019

•	Total revenues were $461.1 million, an increase of 82.0% when compared to the $253.4 million in the fourth quarter of 2019

•
Gross margin as a percentage of homes sales revenues was 15.8%, an increase of 160 bps when compared to the fourth quarter 2019 gross margin percentage of 14.2%. The increase was primarily attributable to higher gross margins in certain of the Company’s operating segments, driven by efficiencies in build time and construction costs

•	Net profit margin as a percentage of total revenues was 8.3%, an increase of 180 bps when compared to the fourth quarter 2019 net margin percentage of 6.5%

•	Net new orders increased to a record 1,387 homes, an increase of 189.0% over the net new orders of 480 in the fourth quarter of 2019

•	Home closings increased to 1,337 homes for the fourth quarter of 2020, a 78.0% increase over the 751 home closings in the fourth quarter of 2019

•
Controlled lots at the end of 2020 were 19,276, an increase of 147.8% over the 7,779 lots controlled at the end of 2019. The Company has maintained its land light homebuilding model with 99% of future lot inventory controlled through lot option and land bank option contracts at the end of 2020

•	Active community count at the end of 2020 was 126, an increase of 48.2% over the 85 active communities at the end of 2019

•	Homes in backlog were 2,424 at the end of 2020 valued at $865.1 million, increases of 183.8% and 158.4%, respectively, over the 854 homes in backlog valued at $334.8 million at the end of 2019

Full Year 2020 Highlights Compared to Full Year 2019

•	Pre-tax income for 2020 was $79.1 million, an increase of 101.8% when compared to the $39.2 million generated in 2019

•
Return on participating equity for 2020 was an industry leading 47.0%, a reflection of the Company’s prudent capital allocation business model, assuming a projected 25% federal and state blended tax rate

•	Total revenues grew to $1.1 billion, an increase of 52.3% when compared to the $744.3 million in 2019

•	Gross margin as a percentage of homes sales revenues was 14.6%, an increase of 130 bps when compared to the 2019 gross margin percentage of 13.3%

•
Net profit margin as a percentage of total revenues was 7.0%, an increase of 170 bps when compared to the 2019 net profit margin percentage of 5.3%. The Company’s net profit margin increased more rapidly than its gross margin as the Company begins to realize scale and efficiencies

•
Net new orders increased to 4,186 homes, an increase of 95.7% over the 2,139 received in 2019. This increase was driven by increases in active communities and in the average monthly sales per community

•	Home closings were 3,154 homes, an increase of 54.0% over the 2,048 home closings in 2019

•
Jet Home Loans, our mortgage banking joint venture (“Jet”) originated and funded 1,961 home loans with an aggregate principal amount of approximately $564 million, resulting in net income to the Company of approximately $8.0 million. In 2019, Jet originated 1,606 home loans with an aggregate principal of approximately $436 million, resulting in net income to the Company of $2.2 million

Initial Public Offering

The Company successfully completed its initial public offering (IPO) of 9,600,000 shares of Class A common stock (plus an additional 1,440,000 shares of Class A common stock pursuant to the underwriters’ over-allotment option) at the initial public offering price of $13.00 per share. Shares of DFH’s Class A common stock began trading on the NASDAQ Global Select Market under the symbol “DFH” on Thursday, January 21, 2021, and the offering closed on January 25, 2021. The Company received net proceeds from the offering of $133.5 million, after deducting underwriting discounts and offering expenses.

In connection with the initial public offering, the Company completed a corporate reorganization as described in the prospectus dated January 20, 2021 and filed with the Securities and Exchange Commission on January 22, 2021, resulting in 92,521,481 shares of common stock outstanding as of the closing of the offering.

H&H Homes Acquisition

Dream Finders Homes completed the acquisition of North Carolina based homebuilder, H&H Homes, on October 1, 2020. H&H Homes, headquartered in Fayetteville, NC, has homebuilding operations in Charlotte, Fayetteville, Raleigh, the Triad (consisting of Greensboro, High Point and Winston-Salem, North Carolina) and Wilmington, North Carolina, and Myrtle Beach, South Carolina, and has built over 9,000 homes since inception. This acquisition allowed the Company to enter the North Carolina market with momentum to achieve significant scale with greater efficiency and offers a platform for the Company to capitalize on its demonstrated operational experience. The Company intends to continue to opportunistically expand into new markets where it identifies strong economic and demographic trends that meet its profit and return objectives. The following table shows H&H Homes’ contribution to the Company for the fourth quarter of 2020.

Q4 2020 (unaudited)
Results and Operating Data:(1)		Units:
Revenues	$89,324,360	Net new orders	379
Cost of sales	75,989,798	Home closings	312
Gross margin	13,334,563
Gross margin %	14.9%
SG&A	6,407,474
SG&A % of revenue	7.2%
Net income	6,927,088
Net income %	7.8%

(1) Excludes a corporate overhead fee allocated to H&H Homes for the fourth quarter 2020.

Century Homes Florida Acquisition

Effective as of January 31, 2020, Dream Finders Holdings LLC, a subsidiary of Dream Finders Homes, completed the acquisition of Orlando-based homebuilder Century Homes Florida, LLC. Century Homes Florida operates in a variety of communities throughout Central Florida and has built more than 1,000 homes in the area. The entire Century Homes Florida portfolio, including active Craft and Century Homes projects in Lake Nona’s Laureate Park, Oakley Place, Reserve at Pine Tree, Stonewood Estates Townhomes, and Wiregrass, along with their teams are part of the acquisition.

Included in the acquisition, the Company received 134 homes under construction and 229 finished lots on which the Company expects to begin construction of homes during 2021 and 2022. Dream Finders Homes also acquired options for 490 lots of future inventory. Additionally, Dream Finders Homes and affiliates of Tavistock Development Company have agreed to future lot supply within Tavistock’s vast portfolio of communities for homes and purpose built, single family rental properties.

The Company has experienced consistent growth in each of the markets into which it has expanded, including a trend of increasing revenues and profitability after reaching a critical mass of operating leverage through its focus on relationships with developers, suppliers and local authorities and familiarization with local operating dynamics. These successes demonstrate the Company’s efficacy at identifying and capitalizing on new market opportunities.

Redemption of Series C Preferred Units of Dream Finders Holdings LLC

On January 27, 2021, Dream Finders Holdings LLC (“DFH LLC”), a subsidiary of the Company, redeemed all of its outstanding Series C preferred units (the “Series C Preferred Units”). The Company is the sole manager of DFH LLC and owns 100% of the voting membership interest in DFH LLC.  The Series C Preferred Units were redeemed at a redemption price of $26.0 million, plus accrued preferred distributions of $0.2 million.

Full Year 2021 Outlook

The Company believes that the homebuilding sector will remain strong in 2021, and expects the positive demographic trends in the high growth markets in which it operates to continue. Dream Finders Homes remains focused on providing an affordable product for its entry-level and first-time move-up homebuyers. The Company believes it will have 5,000 to 6,000 home closings for the full year 2021. This outlook assumes that general economic conditions, including interest rates and mortgage availability, in 2021 remain similar to those experienced so far in the first quarter of 2021, and that construction costs and overall absorption rates in the remainder of 2021 are consistent with the Company’s recent experience.  In addition, this outlook assumes that the Company is able to continue to increase its portfolio of controlled lots, and that governmental regulations relating to land development, home construction and COVID-19 are similar to those currently in place. Any further COVID-19 governmental restrictions on land development, home construction or home sales could negatively impact our ability to achieve this number of home closings in 2021.

Investor Communication

Dream Finders Homes encourages all interested parties--including analysts, current and potential stockholders, and other stakeholders -- to submit questions in writing about the Company’s results and business to investors@dreamfindershomes.com. The Company intends to make written responses to selected questions available at least quarterly by furnishing Current Reports on Form 8-K to the Securities and Exchange Commission.

About Dream Finders Homes, Inc.

Dream Finders Homes is based in Jacksonville, FL, and is one of the nation’s fastest growing homebuilding companies, with industry leading returns on shareholder’s equity. Dream Finders Homes builds homes in Florida, Texas, North Carolina, South Carolina, Georgia, Colorado, Virginia and Maryland. Dream Finders Homes achieves its industry leading growth and returns by maintaining an asset light homebuilding model.

Forward-Looking Statements

This press release includes forward-looking statements regarding future events, including projected 2021 home closings; the impact of the COVID-19 pandemic and its effect on the Company; market conditions and possible or assumed future results of operations, including statements regarding the Company’s strategies and expectations as they relate to market opportunities and growth. All forward-looking statements are based on Dream Finders Homes’ beliefs as well as assumptions made by and information currently available to Dream Finders Homes. These statements reflect Dream Finders Homes’ current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Dream Finders Homes’ Registration Statement on Form S-1 (Registration No. 333-251612) and other filings with the U.S. Securities and Exchange Commission. Dream Finders Homes undertakes no obligation to update or revise any forward-looking statement except as may be required by applicable law.

Dream Finders Holdings LLC
Consolidated Statements of Comprehensive Income Data and Operational Data

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020 (unaudited)	2019 (unaudited)	2020 (unaudited)	2019
Revenues	$461,100,219	$253,391,876	$1,133,806,607	$744,292,323
Cost of sales	387,244,222	216,324,760	962,927,606	641,340,496
Selling, general and administrative expense	35,213,902	18,342,980	90,791,259	58,733,781
Income from equity in earnings of unconsolidated entities	(3,148,115)	(782,610)	(7,991,764)	(2,208,182)
Gain on sale of assets	(64,834)	-	(117,840)	(28,652)
Other Income	(458,871)	(717,087)	(1,321,741)	(2,447,879)
Other expense	1,392,957	1,651,074	4,134,792	3,783,526
Interest expense	746,842	76,951	870,868	221,449
Income tax expense	-	-	-	-
Net and comprehensive income	$40,174,116	$18,495,808	$84,513,427	$44,897,784
Net and comprehensive income attributable to non-controlling interests	(1,945,856)	(2,126,077)	(5,419,972)	(5,706,518)
Net and comprehensive income attributable to Dream Finders Holdings LLC	$38,228,260	$16,369,731	$79,093,455	$39,191,266

Other Financial and Operating Data (unaudited)
Active communities at end of period(1)	126	85	126	85
Home closings(2)(3)	1,337	751	3,154	2,048
Average sales price of homes closed	$394,027	$371,918	$392,104	$362,728
Net new orders	1,387	480	4,186	2,139
Cancellation rate	12.9%	15.6%	12.8%	15.6%
Backlog (at period end) - homes	2,424	854	2,424	854
Backlog (at period end, in thousands) - value	$865,109	$334,783	$865,109	$334,783
Gross margin(4)	$71,754,621	$35,686,379	$165,047,621	$98,404,707
Gross margin %(5)	15.6%	14.2%	14.6%	13.3%
Net profit margin %	8.3%	6.5%	7.0%	5.3%

1)	A community becomes active once the model is completed or the community has its fifth sale. A community becomes inactive when it has fewer than five units remaining to sell.
2)
Home closings for the year ended December 31, 2019 does not include the 131 home closings of Village Park Homes between January and May 2019, which occurred prior to the Company’s acquisition of Village Park Homes on May 31, 2019.

3)
Home closings for the year ended December 31, 2020 does not include the 602 home closings of H&H Homes between January and September 2020, which occurred prior to the Company’s acquisition of H&H Homes on October 1, 2020.

4)	Gross margin is home sales revenue less cost of sales. Gross margin includes commission expense.
5)	Calculated as a percentage of home sales revenues.

Dream Finders Holdings LLC
Operating Activity

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2020 (unaudited)		2019 (unaudited)		2020 (unaudited)		2019 (unaudited)
	Units	Average Sales Price	Units	Average Sales Price	Units	Average Sales Price	Units	Average Sales Price
Home Closings:
DC Metro	84	$547,710	32	$595,818	232	$545,887	76	$529,313
Colorado	86	$457,672	72	$488,607	269	$454,804	217	$534,261
Jacksonville	520	$311,550	398	$295,217	1,395	$318,134	1054	$324,494
Orlando	149	$360,323	104	$305,615	355	$356,168	340	$328,442
The Carolinas (H&H Homes)	312	$286,296	-	$-	312	$286,296	-	$-
Other (1)	186	$400,613	150	$546,251	591	$391,337	361	$610,789
Total	1,337	$394,027	756	$371,918	3,154	$392,104	2,048	$362,728

(1) Austin, Savannah, Village Park Homes, Active Adult and Custom Homes.

Dream Finders Holdings LLC
Consolidated Balance Sheets

	December 31,
	2020 (unaudited)	2019
ASSETS
Cash and cash equivalents	$35,495,595	$44,007,245
Restricted cash (VIE amounts of $8,793,201, $8,726,015 and $8,346,403)	49,715,553	24,721,169
Inventories:
Construction in process and finished homes	396,630,945	273,389,050
Joint venture owned land and lots (VIE amounts of $41,072,325, $38,080,738, and $23,532,857)	40,900,552	38,080,738
Company owned land and lots	46,839,616	52,597,242
Lot deposits	66,272,347	24,447,707
Equity method investments	4,545,349	8,354,212
Property and equipment, net	4,309,071	3,996,262
Operating lease right-of-use assets	14,219,248	15,099,368
Finance lease right-of-use assets	335,791	494,149
Intangible assets	2,660,003	-
Goodwill	28,566,232	12,208,783
Other assets (VIE amounts of $1,288,359, $4,788,117, and $4,379,495)	43,189,939	17,523,525
Total assets	733,680,241	514,919,450

LIABILITIES
Accounts payable (VIE amounts of $1,315,582, $793,546, and $2,587,058)	37,418,693	37,752,306
Accrued expenses (VIE amounts of $9,977,268, $9,642,341 and $3,615,802)	67,401,055	42,409,513
Customer deposits	59,392,135	20,203,750
Construction lines of credit	289,878,716	217,667,344
Notes payable (VIE amounts of $8,821,282, $9,034,970 and $1,573,090)	29,653,282	14,346,124
Operating lease liabilities	14,410,560	15,081,737
Finance lease liabilities	345,062	498,691
Contingent consideration	23,157,524	5,468,738
Total liabilities	521,657,027	353,428,203

MEZZANINE EQUITY
Preferred mezzanine equity	55,638,450	58,269,166
Common mezzanine equity	20,593,001	16,248,246
Total mezzanine equity	76,231,451	74,517,412

MEMBERS' EQUITY
Common members' equity	103,852,646	56,502,464
Total members' equity	103,852,646	56,502,464

Non-controlling interests	31,939,117	30,471,371
Total liabilities, mezzanine equity and members' equity	$733,680,241	$514,919,450

SOURCE: Dream Finders Homes, Inc.

Investor and Analyst Contact:
Rick Moyer, Chief Financial Officer - rick.moyer@dreamfindershomes.com
Anabel Fernandez, Treasurer - anabel.fernandez@dreamfindershomes.com

Media Contact:
Rick Moyer, Chief Financial Officer - rick.moyer@dreamfindershomes.com
Anabel Fernandez, Treasurer - anabel.fernandez@dreamfindershomes.com
Robert Riva, General Counsel - robert.riva@dreamfindershomes.com